EXHIBIT 3(i)

ARTICLES OF INCORPORATION, AS AMENDED

1.              The name of the corporation is Penns Woods Bancorp, Inc.

2.              The location and post office address of the initial registered office of the corporation in this Commonwealth is 115 S. Main Street, Jersey Shore, Pennsylvania 17740.

3.              The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purpose:  To have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.  The corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364 as amended).

4.              The term for which the corporation is to exist is perpetual.

5.              The corporation shall have authority to issue (i) fifteen million (15,000,000) shares of common stock, par value $8.33 per share, and (ii) three million (3,000,000) shares of preferred stock, having such par value as the Board of Directors shall fix and determine (the “Preferred Stock”).  The Preferred Stock may be issued from time to time as a class without series or, if so determined by the Board of Directors of the corporation, either in whole or in part, in one or more series.  There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.  Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law.  Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation.  In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

6.              The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed for by such incorporator(s) is (are):

Name	Address	No. and Class of Shares
Theodore H. Reich	226 Front Street, Jersey Shore, PA 17740	1

Raymond D. Eck	R.D. 2 Jersey Shore, PA 17740	1

Howard N. Thompson	P.O. Box 504 Jersey Shore, PA 17740	1

7.              Cumulative voting rights shall not exist with respect to the election of directors.

8.              A.   The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

(1)         Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

(2)         Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3)         The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4)         The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock.

(5)         The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6)         Any antitrust or other legal and regulatory issues that are raised by the offer.

B.   If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

9.              The Board of Directors of the corporation shall be divided into three classes, the respective terms of office of which shall end in successive years.  The number of directors in each class shall be specified in the Bylaws and shall be nearly as equal as possible.  Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified.  At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

10.       No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options or rights to purchase any such shares or securities, issued or sold by the corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

11.       The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable.  The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

12.       Every person who is or was a director, officer, employee, or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, any party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

13.       No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.  This Article 12 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.

Effective as of May 3, 2012